Exhibit 99.1

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2016
Second Quarter and Six Months; Tightens Fiscal 2016 Guidance Range

DALLAS (May 4, 2016) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2016 second quarter and six months ended March 31, 2016.

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Fiscal 2016 second quarter consolidated net income, excluding net unrealized margins, was $143.9 million, or $1.40 per diluted share, compared with consolidated net income, excluding net unrealized margins of $138.5 million, or $1.36 per diluted share in the prior-year quarter.

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Fiscal 2016 second quarter consolidated net income was $141.8 million, or $1.38 per diluted share, after including unrealized net losses of $2.1 million, or $0.02 per diluted share. Net income was $137.7 million, or $1.35 per diluted share in the prior-year quarter, after including unrealized net losses of $0.8 million, or $0.01 per diluted share.

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The company's Board of Directors has declared a quarterly dividend of $0.42 per common share. The indicated annual dividend for fiscal 2016 is $1.68, which represents a 7.7 percent increase over fiscal 2015.

•	Fiscal 2016 earnings guidance was tightened to $3.25 to $3.35 per diluted share from $3.20 to $3.40 per diluted share, excluding unrealized margins.

For the six months ended March 31, 2016, consolidated net income was $244.7 million, or $2.38 per diluted share, compared with net income of $235.3 million, or $2.31 per diluted share for the same period last year. Results from nonregulated operations include noncash, unrealized net gains of $5.2 million, or $0.05 per diluted share for the six months ended March 31, 2016, compared with unrealized net gains of $4.0 million, or $0.04 per diluted share for the prior-year period. For the current six-month period, regulated operations contributed $238.3 million of net income, or $2.32 per diluted share, and nonregulated operations contributed net income of $6.3 million, or $0.06 per diluted share.

“Our performance through the second quarter of fiscal 2016 reflects the impact of investments made to our infrastructure to safely meet the energy needs of our customers,” said Kim Cocklin, chief executive officer of Atmos Energy Corporation. “With the winter heating season essentially behind us, we believe we can achieve earnings in the tightened range of $3.25 to $3.35 per diluted share. Looking forward, we are positioned to continue delivering annual earnings growth in the 6 percent to 8 percent range,” Cocklin concluded.

Results for the Quarter Ended March 31, 2016
Regulated distribution gross profit increased $2.9 million to $409.1 million for the fiscal 2016 second quarter, compared with $406.2 million in the prior-year quarter. Gross profit reflects a net $17.1 million increase in rates, primarily in the Mid-Tex, Mississippi and West Texas Divisions. This increase was partially offset by a $12.6 million decrease in revenue-related taxes and a $2.2 million decline in weather-related consumption. Weather was 25 percent warmer than the prior-year quarter, before adjusting for weather normalization mechanisms, which resulted in a 21 percent decrease in sales volumes.
Regulated pipeline gross profit increased $4.0 million to $95.7 million for the quarter ended March 31, 2016, compared with $91.7 million for the same quarter last year. This increase is primarily the result of a $7.0 million increase in revenues from the Gas Reliability Infrastructure Program (GRIP) filing approved in 2015, partially offset by decreased through-system volumes and lower storage and blending fees due to warmer weather in the current-year quarter.
Nonregulated gross profit decreased $9.8 million to $13.1 million for the fiscal 2016 second quarter, compared with $22.9 million for the prior-year quarter, as a result of a $7.8 million decrease in realized margins, combined with a $2.0 million decrease in unrealized margins. The quarter-over-quarter decrease in realized margins reflects larger losses on the settlement of financial positions during a period of falling natural gas prices.

Results for the Six Months Ended March 31, 2016
Regulated distribution gross profit increased $12.6 million to $742.6 million for the six months ended March 31, 2016, compared with $730.0 million in the prior-year period. Gross profit reflects a net $30.6 million increase in rates, primarily in the Mid-Tex, Mississippi and West Texas Divisions. This increase was partially offset by a $13.9 million decrease in revenue-related taxes and a $3.3 million decrease in consumption. Weather was 26 percent warmer than the prior-year period, before adjusting for weather normalization mechanisms, which resulted in a 21 percent decrease in sales volumes.
Regulated pipeline gross profit increased $15.1 million to $190.4 million for the six months ended March 31, 2016, compared with $175.3 million in the prior-year period. This increase primarily reflects a $17.1 million increase in revenue from the GRIP filing approved in 2015. This increase was partially offset by decreased through-system volumes and lower storage and blending fees due to warmer weather in the current-year period.

Nonregulated gross profit decreased $10.0 million to $28.9 million for the six months ended March 31, 2016, compared with $38.9 million for the prior-year period, as a result of a $12.2 million decrease in realized margins, combined with a $2.1 million increase in unrealized margins. The year-over-year decrease in realized margins reflects the aforementioned losses on the settlement of financial positions during a period of falling natural gas prices.

Consolidated operation and maintenance expense for the six months ended March 31, 2016, was $258.5 million, compared with $252.0 million for the prior-year period. This increase was primarily driven by increased pipeline maintenance spending.

Capital expenditures increased to $538.2 million for the six months ended March 31, 2016, compared with $441.6 million in the prior-year period driven by a planned increase in spending in the company's regulated operations.

For the six months ended March 31, 2016, the company generated operating cash flow of $455.8 million, an $85.1 million decrease compared with the six months ended March 31, 2015. The year-over-year decrease primarily reflects the timing of deferred gas cost recoveries.

The debt capitalization ratio at March 31, 2016 was 48.0 percent, compared with 47.7 percent at September 30, 2015 and 46.1 percent at March 31, 2015. At March 31, 2016, there was $626.9 million of short-term debt outstanding, compared with $457.9 million at September 30, 2015 and $225.0 million at March 31, 2015.

Outlook
The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment while delivering shareholder value and consistent earnings growth. Atmos Energy expects fiscal 2016 earnings to be in the tightened range of $3.25 to $3.35 per diluted share, excluding unrealized margins. Net income from regulated operations is expected to be in the range of $320 million to $335 million. Net income from nonregulated operations is expected to be in the range of $14 million to $19 million. Capital expenditures for fiscal 2016 are expected to range between $1.0 billion and $1.1 billion.

Conference Call to be Webcast May 5, 2016
Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2016 second quarter on Thursday, May 5, 2016, at 10:00 a.m. Eastern. The domestic telephone number is 877-485-3107 and the international telephone number is 201-689-8427. Kim Cocklin, chief executive officer, Mike Haefner, president and chief operating officer, and Bret Eckert, senior vice president and chief financial officer, along with other members of the leadership team, will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.

Highlights and Recent Developments

Election of Director
Effective March 1, 2016, Rafael G. Garza was elected to the board of directors of the company. Mr. Garza is co-founder and Managing Director of Bravo Equity Partners, a Fort Worth-based firm, which provides capital to middle-market companies in the U.S. and Mexico. He is a member of the board's Audit Committee and Nominating and Corporate Governance Committee.

This news release should be read in conjunction with the attached unaudited financial information.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company's other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company's ability to continue to access the capital markets and the other factors discussed in the company's reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2015 and in the company's Quarterly Report on Form 10-Q for the three and six months ended March 31, 2016. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is one of the country's largest natural-gas-only distributors, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas and provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended March 31,
(000s except per share)	2016	2015
Gross Profit:
Regulated distribution segment	$409,142	$406,235
Regulated pipeline segment	95,703	91,730
Nonregulated segment	13,099	22,906
Intersegment eliminations	(133)	(133)
Gross profit	517,811	520,738
Operation and maintenance expense	133,666	133,460
Depreciation and amortization	71,972	68,022
Taxes, other than income	62,157	69,046
Total operating expenses	267,795	270,528
Operating income	250,016	250,210
Miscellaneous expense	(685)	(1,561)
Interest charges	27,560	27,447
Income before income taxes	221,771	221,202
Income tax expense	79,961	83,518
Net income	$141,810	$137,684
Basic and diluted earnings per share	$1.38	$1.35
Cash dividends per share	$0.42	$0.39
Basic and diluted weighted average shares outstanding	102,946	101,746

	Three Months Ended March 31,
Summary Net Income (Loss) by Segment (000s)	2016	2015
Regulated distribution	$114,312	$101,853
Regulated pipeline	25,185	27,682
Nonregulated	4,365	8,955
Unrealized margins, net of tax	(2,052)	(806)
Consolidated net income	$141,810	$137,684

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Six Months Ended March 31,
(000s except per share)	2016	2015
Gross Profit:
Regulated distribution segment	$742,603	$730,047
Regulated pipeline segment	190,380	175,297
Nonregulated segment	28,857	38,945
Intersegment eliminations	(266)	(266)
Gross profit	961,574	944,023
Operation and maintenance expense	258,514	252,042
Depreciation and amortization	143,211	135,615
Taxes, other than income	113,628	118,431
Total operating expenses	515,353	506,088
Operating income	446,221	437,935
Miscellaneous expense	(1,894)	(3,268)
Interest charges	58,043	57,211
Income before income taxes	386,284	377,456
Income tax expense	141,613	142,177
Net income	$244,671	$235,279
Basic and diluted earnings per share	$2.38	$2.31
Cash dividends per share	$0.84	$0.78
Basic and diluted weighted average shares outstanding	102,837	101,667

	Six Months Ended March 31,
Summary Net Income by Segment (000s)	2016	2015
Regulated distribution	$187,567	$173,240
Regulated pipeline	50,771	49,717
Nonregulated	1,124	8,371
Unrealized margins, net of tax	5,209	3,951
Consolidated net income	$244,671	$235,279

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	March 31,	September 30,
(000s)	2016	2015
Net property, plant and equipment	$7,839,413	$7,430,580
Cash and cash equivalents	47,918	28,653
Accounts receivable, net	361,582	295,160
Gas stored underground	190,961	236,603
Other current assets	52,451	65,890
Total current assets	652,912	626,306
Goodwill	742,702	742,702
Deferred charges and other assets	308,899	293,357
	$9,543,926	$9,092,945

Shareholders' equity	$3,344,565	$3,194,797
Long-term debt	2,455,559	2,455,388
Total capitalization	5,800,124	5,650,185
Accounts payable and accrued liabilities	226,641	238,942
Other current liabilities	373,783	457,954
Short-term debt	626,929	457,927
Total current liabilities	1,227,353	1,154,823
Deferred income taxes	1,557,790	1,411,315
Deferred credits and other liabilities	958,659	876,622
	$9,543,926	$9,092,945

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Six Months Ended March 31,
(000s)	2016	2015
Cash flows from operating activities
Net income	$244,671	$235,279
Depreciation and amortization	143,211	135,615
Deferred income taxes	132,456	131,292
Other	11,000	10,898
Changes in assets and liabilities	(75,562)	27,764
Net cash provided by operating activities	455,776	540,848
Cash flows from investing activities
Capital expenditures	(538,233)	(441,644)
Other, net	1,888	(1,346)
Net cash used in investing activities	(536,345)	(442,990)
Cash flows from financing activities
Net increase in short-term debt	169,002	21,839
Net proceeds from issuance of long-term debt	—	493,538
Settlement of Treasury lock agreements	—	13,364
Repayment of long-term debt	—	(500,000)
Cash dividends paid	(86,809)	(78,074)
Repurchase of equity awards	—	(7,985)
Issuance of common stock	17,641	12,727
Net cash provided by (used in) financing activities	99,834	(44,591)
Net increase in cash and cash equivalents	19,265	53,267
Cash and cash equivalents at beginning of period	28,653	42,258
Cash and cash equivalents at end of period	$47,918	$95,525

	Three Months Ended March 31,		Six Months Ended March 31,
Statistics	2016	2015	2016	2015
Consolidated distribution throughput (MMcf as metered)	152,609	183,014	253,537	306,448
Consolidated pipeline transportation volumes (MMcf)	115,040	126,371	244,199	247,005
Consolidated nonregulated delivered gas sales volumes (MMcf)	95,804	105,401	180,935	196,331
Regulated distribution meters in service	3,176,367	3,136,441	3,176,367	3,136,441
Regulated distribution average cost of gas	$3.94	$5.08	$4.13	$5.44
Nonregulated net physical position (Bcf)	36.4	17.0	36.4	17.0
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